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                                                                     EXHIBIT 10M

               FIRST BANK SYSTEM, INC. STOCK OPTION LOAN PROGRAM
                               SUMMARY OF TERMS

Pursuant to the Stock Option Loan Program adopted by the First Bank System, Inc. ("FBS") Board of Directors, beginning February 27, 1993, active employees holding stock options ("Participants") are entitled to borrow from FBS the amount necessary to pay the exercise price upon exercise of an FBS stock option. Loans will be made to Participants on the following terms:

1. MAXIMUM LOAN AMOUNT. Participants may borrow up to the full exercise price upon exercise of an FBS stock option. The loan amount will be immediately applied to payment of the exercise price to FBS, and Participants will not directly receive the funds prior to such payment. The loan amount shall not include amounts intended to satisfy applicable tax withholding payments or for any other purpose other than payment of the stock option exercise price.

2. TERM. Participants may select the length of the term of the loan (in whole years) up to a maximum of six years.

3. PAYMENT SCHEDULE. Subject to applicable prepayment requirements, all principal and interest on a loan will be payable at the end of the term of the loan. Participants may prepay a loan or any portion thereof without penalty.

4. INTEREST RATE. The interest rate on loans will be the applicable federal rate (determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended) on the date the loan is extended. Interest will be compounded semi-annually and due and payable at the time the principal is due and payable.

5. SECURITY. Participants are required to initially provide FBS with a security interest in all of the FBS Common Stock received upon the exercise of the loan. FBS will retain a Participant's share certificates in connection with securing a loan, and Participants will be required to execute a stock power in favor of FBS. In the event that a Participant elects to deliver shares issued upon exercise to FBS to satisfy the Participant's tax withholding responsibility, however, no security interest will be retained in such shares. To the extent that FBS Common Stock held as collateral has a market value exceeding 125% of the loan balance, a Participant may request release of the excess collateral in accordance with the other terms and conditions of the Loan Program. Payment towards principal of $1.25, the par value of FBS Common Stock, per released share is required in connection with the release of excess collateral. FBS reviews collateral coverage once a year (in March) and requires that Participants who have received releases of collateral either reduce their loan balances or provide more collateral if coverage falls below 110% of the loan balance. In the event of a reclassification of shares of FBS Common Stock, an exchange of shares of FBS Common Stock for another security, a stock split or granting of a stock dividend, or any similar event, FBS or its successor shall retain a security interest in the securities to which the Participant is entitled pursuant to such event. If a Participant desires to sell shares of the capital stock held as collateral for the security interest, the Participant must repay such portion of the loan as is secured by such collateral (i.e., the exercise price on such shares plus accrued interest thereon). Capital stock constituting collateral may be released in blocks of a minimum of 100 shares (unless all of the remaining collateral constitutes less than 100 shares). Regardless of any security interest maintained by FBS in shares of FBS Common Stock, Participants are personally liable for the entire amount of any loan under the Loan Program.

6. TERMINATION OF EMPLOYMENT; DEATH. In the case of retirement by a Participant, the Participant's loan may remain outstanding with the same terms and conditions as if no termination had occurred until the end of its term. In the event of resignation or involuntary termination, the loan must be repaid in full within 90 days of a Participant's last day of active

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     employment. In the case of the death of a Participant, the loan shall become immediately due and payable.

7. DOCUMENTATION. In connection with loans extended under the Loan Program, Participants will be required to complete such loan documentation as FBS deems appropriate. Such documentation may include, without limitation, a promissory note, a stock power and such documents as are required under Federal Reserve Regulation G.

8. RIGHT OF OFFSET. In the event that a Participant defaults on repayment of a loan under the Loan Program, and to the extent that the loan repayment is not satisfied by the security interest, FBS may offset wages otherwise owed to a Participant (subject to applicable law).

9. CERTAIN FEDERAL TAX CONSEQUENCES. The following is a discussion of general tax principles affecting the Loan Program. The general tax principles discussed below are subject to changes that may be brought about by subsequent legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Participants may be subject to state or local income taxes and should refer to the applicable laws of those jurisdictions. Each Participant should consult his or her own tax counsel on questions regarding tax liability in connection with the loans. The following discussion is not intended to address matters relating to the award or exercise of the stock options to which loans apply. Such a discussion is included in FBS' Prospectus relating to its 1996 Stock Incentive Plan.

     If the principal and interest payments to be made with respect to a loan under the Loan Program are less than or equal to $250,000, the Participant will recognize interest expense only at the time the loan is repaid or accrued interest is repaid in cash. If the principal and interest payments to be made with respect to a loan under the Loan Program are greater than $250,000, the difference between the amount loaned and the amount due, including all interest, upon maturity of the loan represents original issue discount. In accordance with applicable provisions of the Internal Revenue Code of 1986, as amended, the original issue discount must be recognized as interest expense by the Participant over the life of the loan. Whenever recognized, such interest expense is deductible for federal income tax purposes only to the extent of investment income for the same year, all in accordance with the rules applicable to investment interest expense found in Section 163(d) of the Internal Revenue Code of 1986, as amended.

10. TERMINATION OF PROGRAM. The Loan Program may be terminated, or its terms and conditions changed, at the discretion of the Board of Directors without notice to Participants; provided, however, that outstanding loans would not be affected by any such termination or changes.

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